Exhibit 99.1

Quotient Limited Announces Receipt of Note Holders Consents to Indenture Amendments That Extend Maturity, Defer Principal Payments on 12% Senior Secured Notes

•	Notes holders unanimously consent to amendments

•	Company’s near-term cash obligations reduced by approximately $60 million

•	Transaction extends liquidity runway through commercial launch and provides resources for further MosaiQ investment

JERSEY, Channel Islands, 14 October, 2021 (GLOBE NEWSWIRE) —Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company (the Company), today announced it has received unanimous consents from the holders of its 12% Senior Secured Notes (Notes) to certain amendments to the Indenture governing the Notes (the Indenture Amendments).

The Indenture Amendments include an 18-month extension of the final maturity of the Notes to October 2025 and a revision of the Notes’ principal amortization schedule (which previously required semi-annual payments of principal beginning April 2021) to commence April 2023. The revised amortization schedule will defer approximately $60 million of principal payments over the next two years. The interest rate on the Notes and the financial and other covenants in the Indenture remain unchanged.

In consideration of the Note holders’ consents to the amendments, the Company agreed to issue them an aggregate of 932,772 of the Company’s ordinary shares and 5-year warrants to purchase an aggregate of 1,844,020 of the Company’s ordinary shares for $4 per share. The Company believes that this combination of shares and warrants has an aggregate value of approximately 3.25% of the outstanding principal amount of the Notes. The supplemental indenture reflecting the Indenture Amendments will not become operative until the Indenture Trustee receives certain materials from Depository Trust Company participants confirming all Note holders’ instructions. The Company expects that requirement will be satisfied later today.

“I am very pleased to have reached an agreement with our existing Note holders. This agreement improves our liquidity and provides us with additional freedom to execute on the commercial launch of MosaiQ and further advance the MosaiQ pipeline.” said Manuel O. Méndez, Chief Executive Officer of Quotient. “The continued support from our existing stakeholders since my arrival has been tremendous and demonstrates their confidence in the MosaiQ solution and our Company as a whole.”

About Quotient Limited

Building on over 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and operational cost savings to laboratories around the world. In response to the global effort to combat COVID-19, Quotient developed the MosaiQ COVID-19 Antibody Microarray which is CE marked and has received the U.S. FDA Emergency Use Authorization. Quotient’s operations are based in Eysins, Switzerland, Edinburgh, Scotland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the potential for using the Company’s MosaiQ technology to infectious disease diagnostics), current estimates of first quarter and full year fiscal 2022 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and

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uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceedings; continued or worsening adverse conditions in the general domestic and global economic markets, including as a result of the global COVID-19 pandemic; as well as the other risks set forth in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo, Quotient MosaiQ and MosaiQ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

Contact: IR@quotientbd.com; +41 22 545 52 26

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